SECOND AMENDMENT TO SUPPLY AGREEMENT

        THIS IS A SECOND AMENDMENT TO SUPPLY AGREEMENT dated as of May 13, 2002 (the "Second Amendment"), between CONE MILLS CORPORATION, a North Carolina corporation ("Cone"), and LEVI STRAUSS & CO., a Delaware corporation ("LS&CO.").

                               B A C K G R O U N D

        Cone and LS&CO. are parties to a Supply Agreement, dated as of March 30, 1992, as amended by a First Amendment to Supply Agreement dated as of April 15, 1992 (as amended, the "1992 Agreement"). In view of the increasing globalization of fabric and apparel product manufacturing, potential changes in duty and tariff policies and other developments in their respective businesses, they wish to amend the 1992 Agreement to modify the requirements and exclusivity features of the 1992 Agreement. This Second Amendment is intended to be and is an "instrument in writing signed by both parties" as contemplated by Section 9 of the 1992 Agreement.

CONE AND LS&CO. AGREE AS FOLLOWS:


1.      AMENDMENT TO SECTION 1

          1.1 AMENDMENT TO SECTION 1.6. Section 1.6 of the Agreement is amended by replacing "XXX Denim" with "01 Denim." As a result of this amendment to a defined term, all uses in the Agreement of "XXX Denim" are now changed to "01 Denim."

2.      AMENDMENTS TO SECTION 2

          2.1 AMENDMENT TO HEADING. The heading of Section 2 of the Agreement is amended by replacing "Requirements Agreement" with "01 Denim Supply".

          2.2 AMENDMENT TO SECTION 2.1. Section 2.1 of the Agreement is amended in its entirety as follows:

          (a) Cone agrees to manufacture and sell to LS&CO. all 01 Denim LS&CO. may order from Cone.


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          (b) From the date of this Second  Amendment until March 30, 2003, Cone shall sell 01 Denim only to LS&CO. After March 30, 2003, Cone may sell 01 Denim to customers other than LS&CO.

          (c) From the date of this Second Amendment until March 30, 2003, LS&CO. shall purchase from Cone all 01 Denim that LS&CO. may require in its worldwide businesses. After March 30, 2003, LS&CO. may purchase and accept deliveries of 01 Denim from suppliers other than Cone, and use such denim in 501(R)jeans and other products for sale in any or all of its worldwide businesses. In addition, if at any time prior to March 30, 2003 material additional tariffs, duties, imposts or other charges are imposed on the import of 01 Denim from the United States to locations where denim is imported for use in producing 501(R)jeans to be sold in LS&CO.'s European, Middle East and Africa region, LS&CO. may purchase and accept deliveries of 01 Denim from suppliers other than Cone, and use such denim in 501(R)jeans and other products for sale in that region.

          (d) Notwithstanding Sections 2.1(a) and 2.1(c), and for clarity, LS&CO. may at any time engage in identifying alternative suppliers in all regions of 01 Denim or other denims for 501(R)jeans ("Alternative Suppliers"), developing with and evaluating fabrics from those Alternative Suppliers, purchasing and accepting deliveries of fabric from Alternative Suppliers for pre-production and production testing, constructing prototype and other jeans of such fabric during such evaluation and testing processes and ultimately distributing those test products through whatever means LS&CO. may choose. In addition, LS&CO. may at any time pre-book capacity and place orders with Alternative Suppliers; the limitations on alternative sourcing described in Sections 2.1(a) and 2.1(c) limit only acceptance of deliveries from Alternative Suppliers for commercial production purposes.

          (e) Affiliates and licensees of LS&CO., including, without limitation, Levi Strauss & Co. Europe S.A., buy 01 Denim from Cone. In addition, Cone may create subsidiaries or enter into joint ventures, alliances or other arrangements through which entities other than Cone Mills Corporation produce and/or sell 01 Denim. For example, Cone and LS&CO. are concurrently with this Second Amendment concluding arrangements relating to production of 01 Denim by a party in Europe with whom Cone intends to enter into a joint venture. For clarity, it is understood that, for purposes of this Section 2, "LS&CO." means LS&CO. and its affiliates, and "Cone" means Cone and any subsidiaries or other third parties who produce and sell 01 Denim under agreement with Cone.


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3.      REPRESENTATIONS AND WARRANTIES

          3.1 BY LS&CO. LS&CO. represents and warrants to Cone that: (i) LS&CO. has full corporate power and authority to enter into and perform its obligations under this Second Amendment and the Agreement; (ii) each of this Second Amendment and the Agreement as amended by this Second Amendment has been duly executed and delivered by LS&CO. and constitutes the legal, valid and binding obligation of LS&CO., enforceable against it in accordance with its terms; and
(iii) LS&CO. is not a party to, subject to or bound by any agreement, contract, lease, mortgage, indenture or other document of any kind (including any credit, note purchase, stock purchase, receivables purchase, receivables servicing or other financing agreement) or any law, judgment, order, writ, prohibition, injunction or decree of any court or other governmental body that would prevent, or that would be breached or violated by, or require the consent of any third party to, the execution and delivery of this Second Amendment or the consummation of the transactions contemplated by the Agreement as amended by this Second Amendment.

          3.2 BY CONE. Cone represents and warrants to LS&CO. that: (i) Cone has full corporate power and authority to enter into and perform its obligations under this Second Amendment and the Agreement; (ii) each of this Second Amendment and the Agreement as amended by this Second Amendment has been duly executed and delivered by Cone and constitutes the legal, valid and binding obligation of Cone enforceable against it in accordance with its terms; and
(iii) Cone is not a party to, subject to or bound by any agreement, contract, lease, mortgage, indenture or other document of any kind (including any credit, note purchase, stock purchase, receivables purchase, receivables servicing or other financing agreement) or any law, judgment, order, writ, prohibition, injunction or decree of any court or other governmental body that would prevent, or that would be breached or violated by, or require the consent of any third party to, the execution and delivery of this Second Amendment or the consummation of the transactions contemplated by the Agreement as amended by this Second Amendment. Cone acknowledges that nothing in this Agreement commits LS&CO. to order or buy from Cone any 01 Denim or any other product, in any quantity or at any time, in the future, or to continue to produce and market products containing 01 Denim.

4.      NO OTHER MODIFICATIONS

          Except as expressly described in this Second Amendment, Cone and LS&CO. do not intend to and are not modifying any other provisions of the Agreement, and the Agreement, as amended by this Second Amendment, remains in full force and effect.

                                     * * * *


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        IN WITNESS  WHEREOF,  the parties  have caused this Second Amendment to be executed by their duly authorized officers as of the date and year first above written.

                                        CONE MILLS CORPORATION

                                        By: /s/Gary L. Smith
                                            Gary L. Smith
                                            Executive Vice President
                                            and Chief Financial Officer


                                        LEVI STRAUSS & CO.

                                        By: /s/William B. Chiasson
                                            William B. Chiasson
                                            Senior Vice President
                                            and Chief Financial Officer